Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS THIRD QUARTER 2010 RESULTS; BOARD DECLARES $0.43 PER SHARE DIVIDEND

BALTIMORE (November 3, 2010) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and nine months ended September 30, 2010.

“Political advertising of $9.8 million in the third quarter came in higher than expected and that trend has continued in the fourth quarter where we expect $26.8 million in political revenues,” commented David Smith, President and CEO of Sinclair.  “For the year, political revenues are expected to be approximately $41.9 million, a record amount for us.  This would represent a 34.7% increase over 2006’s $31.1 million in political revenues and a 1.9% increase over the 2008 presidential year’s $41.1 million.  Looking ahead to 2011, early indications are that the core business will be stronger than normal non-political years driven by the Super Bowl on the FOX network, of which we have 20 affiliates, and the continued economic recovery.  We believe that the core business in 2011 will grow versus 2010.”

Mr. Smith continued, “Given the expected 2010 results and our optimistic outlook for 2011, our Board of Directors has decided to declare and pay a special dividend in the amount of $0.43 per share.  As you may recall, Sinclair had been a regular dividend payer since 2004, but had halted the dividend in the first quarter of 2009 in response to the recession, so we are pleased to once again be able to distribute a portion of our cash flow and return value to our shareholders.  Our objective is to once again become a regularly paying dividend Company, as well as have the ability to repurchase shares, if warranted.”

Financial Results:

Net broadcast revenues from continuing operations were $158.8 million for the three months ended September 30, 2010, an increase of 16.4% versus the prior year period result of $136.4 million.  The Company had operating income of $56.1 million in the three-month period, as compared to operating income of $35.7 million in the prior year period.  The Company had net income attributable to the parent company of $14.3 million in the three-month period versus net income attributable to the parent company of $14.9 million in the prior year period.

The Company reported diluted earnings per common share of $0.18 for the three-month period versus diluted earnings per common share of $0.19 in the prior year period.

Net broadcast revenues from continuing operations were $465.4 million for the nine months ended September 30, 2010, an increase of 16.1% versus the prior year period result of $400.7 million.  The Company had operating income of $159.0 million in the nine-month period versus the prior year period operating loss of $45.2 million.  Excluding the impairment charges related to goodwill and other intangible assets, operating income in 2009 would have been $85.2 million in the nine-month period.  The

Company had net income attributable to the parent company of $43.1 million in the nine-month period versus a net loss attributable to the parent company of $67.9 million in the prior year period.

The Company had diluted earnings per common share of $0.54 in the nine-month period versus a diluted loss per common share of $0.85 in the prior year period.

Operating Statistics and Income Statement Highlights:

•                  Political revenues were $9.8 million in the third quarter 2010 versus $1.9 million in third quarter 2009.

•                  Local net broadcast revenues, which include local time sales, retransmission revenues, and other broadcast revenues, were up 11.9% in the third quarter 2010 while national net broadcast revenues, which include national time sales and other national broadcast revenues, were up 30.0% versus the third quarter 2009.  Excluding political revenues, local net broadcast revenues were up 9.8% and national net broadcast revenues were up 13.8% in the third quarter.

•                  Advertising spending categories that were up the most in the quarter were media, furniture, schools, medical, and telecommunications while paid programming, religious, retail, and fast food ad spending were down the most.  Automotive, our largest category, was up 43.9%, while services, our second largest category, was up 16.2% in the quarter.

•                  Interest expense in the third quarter includes a one-time expense of $3.7 million associated with issuance fees related to the amendment and refinancing of the term B loans.

•                  During the third quarter, the Company entered into an agreement with The Country Network (TCN), a country television music video network, to air on the digital tier in 28 of Sinclair’s markets with the option to add another 6 markets.  Currently, 18 markets are broadcasting and another 10 markets are expected to be on-air in the next 30 days.

Balance Sheet and Cash Flow Highlights:

•                  The Board of Directors of the Company has declared a special one-time dividend of $0.43 per share, or approximately $34.5 million, on all classes of common stock outstanding, payable on December 15, 2010 to holders of record on December 1, 2010.

•                  Debt on the balance sheet, net of $46.6 million in cash and restricted cash, was $1,199.8 million at September 30, 2010 versus net debt of $1,232.1 million at June 30, 2010.  Included in the September 30, 2010 cash balance is approximately $5.1 million held in an escrow account to redeem the remainder of the 4.875% senior convertible notes which holders have the right to put to the Company in January 2011.

•                  In August 2010, the Company amended certain terms of its Bank Credit Agreement and refinanced its term B loans.  Among the changes, the Company paid down $35.0 million of its tranche B term loans for a remaining outstanding balance of $270.0 million.  The rate of interest on the tranche B term loans was reduced by 50 basis points to a revised rate of LIBOR plus 4.00% with a 1.50% LIBOR floor.  The Company also amended certain terms to provide more flexibility, including the ability to pay dividends and repurchase shares, to use cash to redeem subordinated debt, and to provide for a larger incremental term loan facility.

•                  In September 2010, the Company closed on a new $250.0 million private offering of senior unsecured notes due 2018. The Notes were priced at 98.567% of their par value and bear interest at a rate of 8.375% per annum.  The proceeds of the note offering were used to tender for the Company’s 8.0% senior subordinated notes due 2012 and a portion of the Company’s 6.0% convertible debentures due 2012.

•                  On October 19, 2010, the Company announced that holders of approximately 78.2% ($175.7 million) of the Company’s 8.0% senior subordinated notes tendered their notes.  On that same date, the Company announced it was calling, at par value, the remaining $49.0 million of notes outstanding for settlement on November 19, 2010.  The call will be funded from the 8.375% Notes offering proceeds, cash on hand and/or a draw under the revolving line of credit.

•                  On October 19, 2010, the Company announced that holders of approximately 45.3% ($58.0 million) of the Company’s 6.0% convertible debentures tendered their bonds, leaving $70.0 million outstanding.

•                  During the third quarter, the Company repurchased in a private transaction $17.0 million face amount of the 4.875% convertible debentures using cash held in escrow.  The remaining $5.7 million of outstanding 4.875% convertible debentures can be put by the holders to the Company in January 2011 at par value.

•                  In conjunction with the amendment of the Bank Credit Agreement, the 8.375% Notes issuance, and the 6% and 8% Note tenders, both Moody’s and Standard & Poor’s raised the Company’s credit ratings.

•                  As of September 30, 2010, 49.3 million Class A common shares and 31.0 million Class B common shares were outstanding, for a total of 80.3 million common shares outstanding.

•                  Capital expenditures in the third quarter were $5.1 million.

•                  Program contract payments for continuing operations were $20.2 million in the third quarter.

Notes:

Prior year presentation has been reclassified to conform to the presentation of current year generally accepted accounting principles.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this news release of its expectations for certain components of its fourth quarter 2010 and full year 2010 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, readers should not place any undue reliance on this information and should refer to the “Forward-Looking Statements” section above.

“The fourth quarter is expected to provide a record year for us in terms of political revenues, which is significant given that this year was a non-presidential election year,” commented David Amy, EVP and CFO.  “With that kind of demand on our inventory, we experienced some crowding out of our normal advertisers in October, which is to be expected.  In addition, on a year-over-year comparison basis, fourth quarter of 2009 is when we saw that the advertising recession bottomed out and business began to improve, and so we are expecting a smaller percentage growth rate in fourth quarter of this year than in prior quarters of this year.  This is not a reflection or implication that advertising spending has slowed.  Looking ahead to the first quarter of 2011, we will benefit from having the Super Bowl broadcast on the 20 FOX affiliates we own or operate, as well as the effect of a continued economic recovery.”

•                  The Company expects fourth quarter 2010 station net broadcast revenues from continuing operations, before barter, to be approximately $181.5 million to $185.5 million, an increase of 18.0 to 20.6% percent as compared to fourth quarter 2009 station net broadcast revenues of $153.9 million.  This assumes approximately $26.8 million in political revenues in the fourth quarter as compared to $4.1 million in fourth quarter 2009.

•                  The Company expects barter revenue to be approximately $16.9 million in the fourth quarter.

•                  The Company expects barter expense to be approximately $16.9 million in the fourth quarter.

•                  The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, in the fourth quarter to be approximately $73.3 million, an 8.3% increase from fourth quarter 2009 television expenses of $67.7 million.  On a full year basis, television expenses are expected to be approximately $280.0 million, up 5.6% as compared to 2009 television expenses of $265.2 million.  The 2010 expense forecast includes $1.7 million of stock-based compensation expense for the year.

•                  The Company expects program contract amortization expense to be approximately $15.3 million in the fourth quarter and $62.4 million for 2010, as compared to the 2009 actuals of $15.4 million and $73.1 million for the quarter and year, respectively.

•                  The Company expects program contract payments to be approximately $19.9 million in the fourth quarter and $89.0 million for 2010, as compared to the 2009 actuals of $21.4 million and $82.2 million for the quarter and year, respectively.

•                  The Company expects corporate overhead to be approximately $6.9 million in the fourth quarter and $27.0 million for 2010, as compared to the 2009 actuals of $7.1 million and $25.6 million for the quarter and year, respectively.  The 2010 corporate expense forecast includes $0.3 million of stock-based compensation expense for the quarter and $2.6 million for the year, as compared to the 2009 actuals of $0.1 million and $0.7 million for the quarter and year, respectively.

•                  The Company expects other operating division revenues less other operating division expenses to be $2.6 million of income in the fourth quarter and $5.9 million of income for 2010, assuming current equity interests, and as compared to the 2009 actuals of a $1.0 million loss in the quarter and a $1.8 million loss for the year, respectively, relating to the shut down and sale of two operating units.

•                  The Company expects depreciation on property and equipment to be approximately $8.8 million in the fourth quarter and $36.5 million for 2010, assuming the capital expenditure assumptions below, and as compared to the 2009 actuals of $10.4 million and $42.9 million for the quarter and year, respectively.

•                  The Company expects amortization of acquired intangibles to be approximately $4.7 million in the fourth quarter and $18.8 million for 2010, as compared to the 2009 actuals of $4.7 million and $22.4 million for the quarter and year, respectively.

•                  The Company expects net interest expense to be approximately $27.4 million in the fourth quarter and $116.0 million for 2010 (approximately $104.9 million on a cash basis), assuming no changes in the current interest rate yield curve, changes resulting from the refinancing of the Bank Credit Agreement, bond issuance, tender offers, and outstanding call redemption, as well as changes in debt levels based on the assumptions discussed in this “Outlook” section.  This compares to the 2009 actuals of $26.5 million and $80.0 million ($64.9 million on a cash basis) for the quarter and year, respectively.

•                  The Company expects a current tax provision from continuing operations of approximately $0.5 million and $1.7 million in the fourth quarter and for the full year 2010, respectively, based on the assumptions discussed in this “Outlook” section.  The Company expects the effective tax rate to be approximately 37.3% and 35.8% for the fourth quarter and full year, respectively.  In October, the Company received approximately $8.4 million in tax refunds.

•                  The Company expects to spend approximately $7.1 million in capital expenditures in the fourth quarter and approximately $16.9 million for the year.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its third quarter 2010 results on Wednesday, November 3, 2010, at 8:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 58 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.

The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
REVENUES:
Station broadcast revenues, net of agency commissions	$158,809	$136,427	$465,440	$400,740
Revenues realized from station barter arrangements	17,812	13,010	50,573	38,827
Other operating divisions revenues	9,831	10,690	25,618	33,570
Total revenues	186,452	160,127	541,631	473,137
OPERATING EXPENSES:
Station production expenses	38,619	34,368	113,182	106,200
Station selling, general and administrative expenses	32,230	28,484	93,426	91,387
Expenses recognized from station barter arrangements	15,716	11,164	44,695	32,685
Amortization of program contract costs and net realizable value adjustments	15,945	17,021	47,162	57,644
Other operating divisions expenses	7,902	11,280	22,259	34,422
Depreciation of property and equipment	9,022	9,995	27,744	32,456
Corporate general and administrative expenses	6,236	6,109	20,063	18,485
Amortization of definite-lived intangible assets and other assets	4,687	6,230	14,087	17,683
Gain on asset exchange	—	(500)	—	(3,016)
Impairment of goodwill, intangible and other assets	—	243	—	130,341
Total operating expenses	130,357	124,394	382,618	518,287
Operating income (loss)	56,095	35,733	159,013	(45,150)
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(31,349)	(17,466)	(88,700)	(53,486)
(Loss) gain from extinguishment of debt	(3,939)	—	(4,377)	18,986
(Loss) income from equity and cost method investments	(1,997)	453	(2,478)	471
Other income, net	557	448	1,767	1,561
Total other expense	(36,728)	(16,565)	(93,788)	(32,468)
Income (loss) from continuing operations before income taxes	19,367	19,168	65,225	(77,618)
INCOME TAX (PROVISION) BENEFIT	(5,154)	(3,313)	(22,932)	9,129
Income (loss) from continuing operations	14,213	15,855	42,293	(68,489)
DISCONTINUED OPERATIONS:
(Loss) income from discontinued operations, includes income tax provision of $68, $24, $202 and $241, respectively	(68)	245	(202)	28
NET INCOME (LOSS)	14,145	16,100	42,091	(68,461)
Net loss (income) attributable to the noncontrolling interests	131	(1,162)	978	527
NET INCOME (LOSS) ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$14,276	$14,938	$43,069	$(67,934)
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Earnings (loss) per share from continuing operations	$0.18	$0.18	$0.54	$(0.85)
Earnings (loss) per share	$0.18	$0.19	$0.54	$(0.85)
Weighted average common shares outstanding	80,344	79,739	80,204	80,036
Weighted average common and common equivalent shares outstanding	80,627	86,155	80,480	80,036

Preliminary Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	September 30, 2010	June 30, 2010
Cash & cash equivalents (1)	$46,618	$65,266
Total current assets	227,331	228,359
Total long term assets	1,308,833	1,311,486
Total assets	1,536,164	1,539,845

Current portion of debt	24,237	40,737
Total current liabilities	189,555	176,214
Long term portion of debt	1,222,140	1,256,585
Total long term liabilities	1,502,582	1,533,999
Total liabilities	1,692,137	1,710,213

Total stockholders’ deficit	(155,973)	(170,368)
Total liabilities & stockholders’ deficit	$1,536,164	$1,539,845

(1)         September 30, 2010 includes $5.1 million of restricted cash held in escrow for the redemption of the 4.875% Senior Convertible Notes that will be released in January 2011.

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2010	2010
Net cash flow from operating activities	$46,770	$106,935
Net cash flow from investing activities	4,702	32,483
Net cash flow used in financing activities	(52,795)	(121,145)

Net increase (decrease) in cash & cash equivalents	(1,323)	18,273
Cash & cash equivalents, beginning of period	42,820	23,224
Cash & cash equivalents, end of period	$41,497	$41,497